Exhibit 99.1

6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com
News Release
Approach Resources Reports Fourth Quarter
and Year End 2007 Results,
Proved Reserves and Operations Update
Year End Proved Reserves Increase 71% to 180 Bcfe
Fort Worth, Texas, March 19, 2008 — Approach Resources Inc. (NASDAQ: AREX) today reported its fourth quarter and year end 2007 financial and operating results.
Highlights from 2007 include:
•	Proved reserves of 180.4 Bcfe at December 31, 2007, an increase of 71% from 105.4 Bcfe at December 31, 2006,

•	Proved reserve life index of 21 years, and

•	Total net production for 2007 of 5.3 Bcfe, or 7.1 Bcfe pro forma for the acquisition of the 30% working interest in Ozona Northeast.
Operations updates for 2008 include:
•	Average daily production for January 2008 of 20.3 MMcfe/d (net),

•	Average daily production for February 2008 of 22.4 MMcfe/d (net),

•	Average initial production rates of 1.5 MMcfe/d per well (gross) for eight Cinco Terry Ellenburger wells,

•	Average initial production rates of 1.6 MMcf/d per well (gross) for five North Bald Prairie Cotton Valley Sands/Bossier/Cotton Valley Lime wells,

•	Vertical Montney Sand/Doig Shale test well drilled in January 2008 in Northeast British Columbia tight gas and shale gas play, and

•	Horizontal Montney Sand test well drilled and cased in February 2008.

Proved Reserves
The company’s estimated total proved reserves of natural gas and oil as of December 31, 2007 were 180.4 Bcfe. The 2007 reserves are composed of 89% natural gas and 11% oil, condensate and natural gas liquids. The proved developed portion of total proved reserves at year end 2007 was 43%. The company’s reserve and PV-10 estimates are based on an independent engineering study of the company’s oil and gas properties prepared by DeGolyer and MacNaughton.
The following table summarizes the company’s estimated proved reserves at December 31, 2007 by operating area:

		Estimated Proved Reserves
		Oil and NGLs
	Gas (MMcf)	(MBbls)	Total (MMcfe)

Ozona Northeast
Proved Developed	65,725	529	68,899
Proved Undeveloped	67,441	720	71,763
Total Proved	133,166	1,249	140,662

Cinco Terry
Proved Developed	2,421	739	6,855
Proved Undeveloped	4,140	1,220	11,459
Total Proved	6,561	1,959	18,314

North Bald Prairie
Proved Developed	2,105	—	2,105
Proved Undeveloped	19,319	—	19,319
Total Proved	21,424	—	21,424

Total
Proved Developed	70,251	1,268	77,859
Proved Undeveloped	90,900	1,940	102,541
Total Proved	161,151	3,208	180,400
The standardized measure of discounted future net cash flows for the company’s proved reserves at December 31, 2007 was $216.0 million.
The present value of the company’s proved reserves, discounted at 10% (PV-10), was estimated at $345.7 million, based on year end prices of $8.10 per Mcf for natural gas, $93.30 per Bbl for oil and $60.09 per Bbl for natural gas liquids. PV-10 is a non-GAAP financial measure and generally differs from the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future cash flows. See “Supplemental Non-GAAP Financial Measures” below for our definition of PV-10 and a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.
The company increased 2007 year end proved reserves 71% to 180.4 Bcfe from 105.4 Bcfe at year end 2006. Pro forma for the November 14, 2007 acquisition from Neo Canyon Exploration, L.P. of the 30% working interest in Ozona Northeast that the company did not already own (as if the acquisition had occurred on January 1, 2006), the company’s proved reserves increased 21% from 148.8 Bcfe at December 31, 2006.

The following table summarizes the company’s changes in proved reserves from December 31, 2006:

	Natural Gas (MMcf)	Oil (MBbl)	Total MMcfe
Balance — December 31, 2006	98,657	1,122	105,387
Extensions and discoveries	36,194	1,807	47,035
Sales of minerals in place	—	—	—
Purchase of minerals in place	40,174	378	42,441
Production	(4,801)	(84)	(5,305)
Revisions to previous estimates	(9,073)	(15)	(9,158)

Balance — December 31, 2007	161,151	3,208	180,400

Overall in 2007 the company added 80.3 Bcfe of proved reserves, which was offset by production of 5.3 Bcfe. Of the 80.3 Bcfe of proved reserves added in 2007, 29.2 Bcfe were proved developed. Total costs incurred for oil and natural gas properties was $112.4 million for the year ended December 31, 2007, consisting of $52.2 million for exploration and development drilling and $60.2 million for property acquisitions. In addition, the increase in future development costs related to proved undeveloped reserves from December 31, 2006 to December 31, 2007 was $111.3 million.
Fourth Quarter 2007
Production for the fourth quarter of 2007 totaled 1.6 Bcfe, compared to 1.6 Bcfe produced in the fourth quarter of 2006. Fourth quarter production was 89% natural gas and 11% oil, condensate and natural gas liquids. Net loss for the fourth quarter of 2007 was $1.8 million, or $0.12 per diluted share, on revenues of $11.7 million, compared to net income of $2.4 million, or $0.24 per diluted share, on revenues of $9.9 million for the fourth quarter of 2006. The increase in revenues for the fourth quarter was the result of the increase in production from Cinco Terry and higher oil and gas prices. Realized gain on commodity derivatives decreased the company’s net loss for the fourth quarter of 2007 by $1.4 million. EBITDAX for the fourth quarter of 2007 was $7.5 million, compared to $9.8 million for the fourth quarter of 2006.
Net loss for the fourth quarter 2007 included $6.7 million of non-recurring compensation expense related to the company’s initial public offering (“IPO”) of its common stock in November 2007. Net loss for the fourth quarter 2007 was decreased by a tax benefit of $2.8 million related to the release of valuation allowance on net operating loss carryovers generated by Approach Oil & Gas Inc. (“AOG”) before the combination of AOG under a contribution agreement on November 14, 2007. Excluding the non-recurring expenses related to the IPO and the tax benefit, adjusted net income (a non-GAAP measure) for the fourth quarter of 2007 was $2.2 million or $0.12 per diluted share.
The company’s average realized natural gas and oil prices for the fourth quarter of 2007, before the effect of commodity derivatives, was $6.60 per Mcf and $80.71 per Bbl, respectively, compared to $6.14 per Mcf and $54.78 per Bbl for the fourth quarter of 2006.
General and administrative expenses for the fourth quarter of 2007 were $8.6 million or $5.36 per Mcfe, compared to $0.7 million or $0.44 per Mcfe for the fourth quarter of 2006. General and administrative expenses for the fourth quarter 2007 included $4.5 million in non-cash, share-based compensation (of which $3.9 million was related to the company’s IPO), $2.4 million in non-recurring, cash incentive compensation to cover out-of-pocket taxes related to IPO stock awards and $0.5 million of non-recurring, cash incentive compensation related to the IPO. Excluding the non-recurring compensation expenses related to the IPO, adjusted general and administrative expenses (a non-GAAP measure) for the fourth quarter of 2007 was $1.8 million or $1.13 per Mcfe.

The company recorded an impairment expense of approximately $267,000 related to the write-off of 2,284 acres in the northwest portion of Ozona Northeast. This acreage is due to expire in April 2008. The loss of identified drilling locations as a result of this write-off was more than offset by additional locations identified from 2007 drilling in Ozona Northeast.
Capital expenditures for drilling and development in the fourth quarter 2007 were $20.7 million. For the fourth quarter of 2007, the company drilled a total of 26 (21 net) wells, 18 (14.5 net) of which had been completed as producers, four (three net) of which were in various stages of completion and four (3.5 net) of which were abandoned. The four wells drilled in the fourth quarter that were waiting on completion at the end of the year have now been completed.
Full Year 2007
Production for 2007 totaled 5.3 Bcfe, or 7.1 Bcfe pro forma for the acquisition of the Neo Canyon interest, compared to 6.7 Bcfe, or 9.6 Bcfe pro forma for the acquisition of the Neo Canyon interest, produced in 2006. 2007 production was 91% natural gas and 9% oil, condensate and natural gas liquids. Net income for 2007 was $2.7 million, or $0.24 per diluted share, on revenues of $39.1 million, compared to net income of $21.2 million, or $2.20 per diluted share, on revenues of $46.7 million for 2006. Realized gain on commodity derivatives increased our net income in 2007 by $4.7 million. EBITDAX for 2007 was $30.4 million, compared to $44.9 million for 2006. The decrease in production, revenues and EBITDAX for 2007 were the result of (1) the natural decline in production of the tight gas Canyon sands in our Ozona Northeast field and (2) the reduction in drilling rigs from four in the second half of 2005 and first half of 2006 to one rig in late 2006 and the first half of 2007.
Net income for 2007 was decreased by $7.9 million of non-recurring compensation expense related to the company’s IPO and management’s exchange of common stock in 2007 to repay full recourse management notes before the IPO. Net income for 2007 included a tax benefit of $2.8 million related to the release of a valuation allowance on net operating loss carryovers generated by AOG before the combination of AOG under the contribution agreement on November 14, 2007. Excluding the non-recurring expenses related to the IPO, non-recurring expenses related to the share exchange and the tax benefit, adjusted net income (a non-GAAP measure) for 2007 was $7.8 million or $0.70 per diluted share.
The company’s average realized prices for 2007, before the effect of commodity derivatives, were $6.98 per Mcf of natural gas and $66.87 per Bbl of oil, respectively, compared to $6.66 per Mcf of natural gas and $62.65 per Bbl of oil in 2006.
General and administrative expenses for 2007 were $12.7 million or $2.39 per Mcfe, compared to $2.4 million or $0.36 per Mcfe for 2006. General and administrative expenses for 2007 included $4.6 million in non-cash, share-based compensation (of which $3.9 million was related to the IPO), $2.4 million in non-recurring, cash incentive compensation to cover out-of-pocket taxes related to IPO stock awards, $1.0 million of non-recurring, cash incentive compensation related to the IPO and $0.7 million in cash incentive compensation to cover out-of-pocket taxes related to management’s exchange of common stock in 2007 to repay full recourse management notes before the IPO. Excluding the non-recurring compensation related to the company’s IPO and share exchange, adjusted general and administrative expenses (a non-GAAP measure) for 2007 were $4.8 million or $0.90 per Mcfe. General and administrative expenses for 2007 also increased over the prior year as a result of higher professional, staffing and public company expenses.
Capital expenditures for drilling and development in 2007 were $52.2 million. For the year ended December 31, 2007 the company drilled a total of 71 (60.5 net) wells, 51 (46 net) of which had been completed as producers, seven (5.1 net) of which were in various stages of completion and five (4.2 net)

of which were abandoned. Additionally, the company spent $60.2 million on acquisitions in 2007. Of the seven wells waiting on completion at year end, three have now been completed.
Operations Update
West Texas — Ozona Northeast. The company drilled a total of 16 developmental Canyon wells during the fourth quarter of 2007, 11 of which were completed as producers, two of which were waiting on completion at the end of the quarter and three of which were abandoned as non-productive. For the year, the company drilled a total of 46 Canyon wells in Ozona Northeast in 2007, 41 of which were completed as producers, two of which were waiting on completion at year end and three of which were abandoned, for a drilling success rate of 93%. Both wells waiting on completion at year end have now been completed as producers. Average daily production for January and February 2008 in Ozona Northeast was 17.6 MMcfe/d (net) and 17.3 MMcfe/d (net), respectively. The company has identified 679 drilling locations in Ozona Northeast as of December 31, 2007, of which 196 are proved.
West Texas — Cinco Terry. The company drilled a total of eight (four net) wells in Cinco Terry during the fourth quarter of 2007, five (2.5 net) of which were completed as producers, one (0.5 net) of which was waiting on completion at the end of the quarter and two (one net) of which, as previously reported, were abandoned. For the year, the company drilled a total of thirteen (6.5 net) wells in Cinco Terry, eight (four net) of which were completed as producers, three (1.5 net) of which were awaiting completion at year end and two (one net) of which were abandoned. Two of the three wells waiting on completion at year end have now been completed as producers. Through February 2008, the company had eight (four net) producing Ellenburger wells on line in Cinco Terry. The average initial production rate for the Cinco Terry Ellenburger wells was 1.5 MMcfe/d per well (gross). Average producing rates for the Ellenburger wells during February 2008 were 1.1 MMcfe/d. Average daily production for January and February 2008 in Cinco Terry was 2.3 MMcfe/d (net) and 3.6 MMcfe/d (net), respectively. The company has identified 119 drilling locations in Cinco Terry as of December 31, 2007, of which 36 are proved.
As previously reported, the company entered into a new gas gathering, processing and sales agreement in late November 2007 that will allow the company to bring on line 100% of its gas production from Cinco Terry. Under the new contract, gas from Cinco Terry will flow to the Benedum plant in Upton County upon completion by the plant operator of a new, six-mile line from the company’s facility to the Benedum plant. Gas from Cinco Terry currently flows to the Belvan plant in Crockett County through a temporary line that will not accommodate all of the gas currently capable of being produced from the company’s existing Cinco Terry wells. In addition, the company lost eight days of production from Cinco Terry in January 2008 as a result of a shut down of the Belvan plant. Cinco Terry was back on line in late January 2008. The company believes that production will continue to be partially curtailed until connection to the Benedum plant is complete. The company expects to be able to begin flowing gas to Benedum by the end of March 2008.
East Texas — North Bald Prairie. The company drilled a total of four (two net) vertical wells in North Bald Prairie during the fourth quarter and for the year in 2007. The company drilled one (0.5 net) additional well in 2008. All five wells have been completed as producers in the Cotton Valley Sand, Bossier Sand and/or Cotton Valley Lime, with average initial production rates of 1.6 MMcf/d per well (gross). Average initial production rates for individual wells in North Bald Prairie ranged from 0.6 MMcf/d to 3.4 MMcf/d (gross). Average daily production for January and February 2008 in North Bald Prairie was 0.5 MMcf/d (net) and 1.5 MMcf/d (net), respectively. The company has identified 61 drilling locations in North Bald Prairie as of December 31, 2007, of which 33 are proved.
As previously reported, construction of the gathering system for North Bald Prairie was completed in late November 2007 with initial sales beginning December 11, 2007. The company installed compression in the gathering system during the last week in February 2008. As of March 4, 2008, all five completed wells had been turned to sales.
Northeast British Columbia (Montney Trend). The company participated in one (0.25 net) vertical Montney Sand exploratory well in 2007. As previously reported, initial production test rates from this well were 1.1 MMcfe/d (gross). The well currently is shut in by the Canadian operator and waiting on a pipeline connection. In January 2008, the company participated in one (0.25 net) vertical exploratory well. The Canadian operator expects to frac and complete both the Montney Sand and the Doig Shale intervals. A third (0.25 net) well, a horizontal Montney Sand development well, has been drilled, cased and is waiting on completion.
Management Comments
J. Ross Craft, the company’s President and Chief Executive Officer, commented, “2007 was an important year for the company and our stockholders. During 2007, we completed our IPO, acquired the remaining 30% working interest in Ozona Northeast that we didn’t already own, paid down all of our debt under our revolving credit facility and grew proved reserves by 71%. We added a total of 38 Bcfe of proved reserves from our newest development drilling projects, Cinco Terry and North Bald Prairie, from 2 Bcfe of proved reserves in those properties at the end of 2006. We have a solid inventory of low-risk, repeatable drilling projects that we expect will provide a foundation for consistent production and reserve growth over the coming years. In 2008 we intend to focus on increasing production in Cinco Terry and North Bald Prairie, developing our emerging unconventional plays in British Columbia, New Mexico and Kentucky and looking for ways to capitalize on new opportunities.”
2008 Financial and Operating Guidance Update
The company is revising its guidance previously provided for projected general and administrative expenses from $0.63 — $0.65 per Mcfe to $0.75 — $0.78 per Mcfe to reflect expected non-cash compensation expenses related to the remaining service period for incentive stock and stock option awards granted before the IPO. The updated 2008 guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the company’s control, as further described later in this press release.
Commodity Derivative Activities
Currently, the company has the following commodity derivative positions outstanding:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Floor	Ceiling	Fixed
NYMEX — Henry Hub
Costless collars 2008	186,000	2,230,000	$7.50	$11.45
Costless collars 2008 (3rd quarter)	100,000	300,000	$7.00	$9.10
Costless collars 2008 (2nd — 4th quarter)	200,000	1,800,000	$9.00	$12.20
Costless collars 2009	180,000	2,160,000	$7.50	$10.50
Costless collars 2009	130,000	1,560,000	$8.50	$11.70
Fixed price swaps
2nd quarter 2008	100,000	300,000			$8.10
4th quarter 2008	100,000	300,000			$8.63
WAHA differential
Fixed price swaps 2008	186,000	2,230,000			(0.69)
Fixed price swaps 2008 (2nd — 4th quarter)	100,000	900,000			(0.67)
Fixed price swaps 2009	200,000	2,400,000			(0.61)
Conference Call Information
The company will host a conference call on Thursday, March 20, 2008, at 10:00 a.m. CDT (11:00 a.m. EDT) to discuss its fourth quarter and year end 2007 results. To participate in the conference call, domestic participants should dial (877) 397-0300 and international participants should dial (719) 325-4880 approximately 15 minutes before the scheduled conference time. To access the live audio webcast, please visit the investor relations section of the company’s web site, www.approachresources.com. A replay of the webcast will be available for one year on the company’s web site.
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including as to the company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for natural gas and oil, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, the company’s ability to replace reserves and efficiently develop and exploit its current reserves and other important factors that could cause actual results to differ materially from those projected as described in the company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.

Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of unconventional natural gas and oil properties onshore in the United States and British Columbia. The company focuses its growth efforts primarily on finding and developing natural gas reserves in known tight gas sands and shale gas areas. The company currently operates in Texas, Kentucky and New Mexico and has a non-operating interest in British Columbia. For more information about the company, please visit our website at www.approachresources.com.

UNAUDITED RESULTS OF OPERATIONS

					Pro Forma(1)
	Three Months Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31
	2007	2006	2007	2006	2007	2006

Revenues (in thousands):
Gas	$9,387	$8,803	$33,497	$41,851	$45,330	$59,417
Oil	2,353	1,082	5,617	4,821	6,955	6,813

Total oil and gas sales	11,740	9,885	39,114	46,672	52,285	66,230
Realized gain on commodity derivatives	1,409	2,012	4,732	6,222	4,732	6,222

Total oil and gas sales including derivative impact	$13,149	$11,897	$43,846	$52,894	$57,017	$72,452

Production:
Gas (MMcf)	1,423	1,433	4,801	6,282	6,467	8,927
Oil (MBbls)	29	20	84	77	105	109

Total (MMcfe)	1,598	1,552	5,305	6,744	7,095	9,580

Average prices:
Gas, per Mcf	$6.60	$6.14	$6.98	$6.66	$7.01	$6.66
Oil, per Bbl	80.71	54.78	66.87	62.65	66.52	62.65

Total, per Mcfe	$7.35	$6.37	$7.37	$6.92	$7.37	$6.91
Realized gain on commodity derivatives, per Mcfe	0.88	1.30	0.89	0.92	0.67	0.65

Total per Mcfe including derivative impact	$8.23	$7.67	$8.26	$7.84	$8.04	$7.56

Costs and expenses (per Mcfe):
Lease operating expenses	$0.65	$0.69	$0.72	$0.58	$0.72	$0.57
Severance and production taxes	$0.32	$0.23	$0.31	$0.26	$0.31	$0.26
Depletion, depreciation and amortization	$2.43	$2.44	$2.47	$2.16	$2.41	$2.19
Exploration	$0.16	$0.05	$0.17	$0.24	$0.12	$0.17
Impairment of non-producing properties	$0.17	$0.36	$0.05	$0.08	$0.04	$0.06
General and administrative	$5.36	$0.44	$2.39	$0.36	$1.84	$0.29

(1)	Gives effect to the company’s acquisition of the Neo Canyon interest as if the acquisition occurred on January 1, 2006.

APPROACH RESOURCES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
(Dollars in thousands)	2007	2006
ASSETS
CURRENT ASSETS:
Cash	$4,785	$4,911
Accounts receivable:
Joint interest owners	5,272	4,813
Oil and gas sales	5,524	3,458
Unrealized gain on commodity derivatives	793	4,505
Prepaid expenses and other current assets	773	424

Total current assets	17,147	18,111
PROPERTIES AND EQUIPMENT:
Oil and gas properties, at cost, using the successful efforts method of accounting	266,905	155,628
Furniture, fixtures and equipment	433	255

	267,338	155,883
Less accumulated depletion, depreciation and amortization	(36,860)	(23,771)

Net properties and equipment	230,478	132,112
INVESTMENT	917	—
UNREALIZED GAIN ON COMMODITY DERIVATIVES	75	—
OTHER ASSETS	109	86

Total assets	$248,726	$150,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,459	$6,246
Oil and gas sales payable	1,794	4,940
Accrued liabilities	14,764	4,235

Total current liabilities	22,017	15,421
NON-CURRENT LIABILITIES:
Long-term debt	—	47,619
Deferred income taxes	26,342	17,549
Asset retirement obligations	548	148

Total liabilities	48,907	80,737
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY :
Preferred stock, $0.01 par value, 10,000,000 shares authorized none outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 20,622,746 and 9,735,312 shares issued and outstanding, respectively	206	97
Additional paid-in capital	166,141	43,001
Retained earnings	33,367	30,658
Loans to stockholders	—	(4,184)
Accumulated other comprehensive income	105	—

Total stockholders’ equity	199,819	69,572

Total liabilities and stockholders’ equity	$248,726	$150,309

APPROACH RESOURCES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2007	2006	2007	2006

REVENUES:
Oil and gas sales	$11,740	$9,885	$39,114	$46,672
EXPENSES:
Lease operating	1,032	1,074	3,815	3,889
Severance and production taxes	511	354	1,659	1,736
Exploration	250	76	883	1,640
Impairment of non-producing properties	267	558	267	558
General and administrative	8,562	682	12,667	2,416
Depletion, depreciation and amortization	3,881	3,782	13,098	14,551

Total expenses	14,503	6,526	32,389	24,790

OPERATING (LOSS) INCOME	(2,763)	3,359	6,725	21,882
OTHER:

Interest expense, net	(2,157)	(1,047)	(5,219)	(3,814)
Realized gain (loss) on commodity derivatives	1,409	2,012	4,732	6,222
Change in fair value of commodity derivatives	(1,520)	(474)	(3,637)	8,668

(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	(5,031)	3,850	2,601	32,958
(BENEFIT) PROVISION FOR INCOME TAXES	(3,238)	1,457	(108)	11,756

NET (LOSS) INCOME	$(1,793)	$2,393	$2,709	$21,202

(LOSS) EARNINGS PER SHARE:
Basic	$(0.12)	$0.25	$0.25	$2.26

Diluted	$(0.12)	$0.24	$0.24	$2.20

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	15,334,758	9,735,312	10,976,251	9,368,614

Diluted	15,334,758	10,001,610	11,183,707	9,634,912

APPROACH RESOURCES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended
	December 31,
(Dollars in thousands)	2007	2006

OPERATING ACTIVITIES:
Net income	$2,709	$21,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	13,098	14,551
Amortization of loan origination fees	117	72
Non cash interest expense on convertible notes	2,095	—
Change in fair value of commodity derivatives	3,637	(8,668)
Impairment of non-producing leasehold costs	267	558
Dry hole costs	883	1,614
Share-based compensation expense	4,646	34
Deferred income taxes	(296)	11,102
Changes in operating assets and liabilities:
Accounts receivable	(2,657)	7,389
Prepaid expenses and other current assets	(349)	221
Accounts payable	(787)	(14,284)
Oil and gas payables	(3,146)	(1,704)
Accrued liabilities	10,529	2,218

Cash provided by operating activities	30,746	34,305

INVESTING ACTIVITIES:
Additions to oil and gas properties	(51,845)	(59,352)
Additions to other property and equipment, net	(178)	(32)
Investments	(917)	—

Cash used in investing activities	(52,940)	(59,384)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	72,377	6,498
Borrowings under credit facility	64,285	119,547
Repayment of amounts outstanding under credit facility	(111,904)	(101,353)
Purchase of common stock	(22,556)	(997)
Borrowing from stockholder	—	3,500
Proceeds from convertible notes	20,000
Stock option cancellation payment	—	(273)
Income taxes on interest income from loans to stockholders	—	(82)
Loan origination fees	(140)	(69)

Cash provided by financing activities	22,062	26,771

CHANGE IN CASH AND CASH EQUIVALENTS	(132)	1,692
EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH AND CASH EQUIVALENTS	6	—
CASH AND CASH EQUIVALENTS, beginning of year	4,911	3,219

CASH AND CASH EQUIVALENTS, end of year	$4,785	$4,911

Glossary of Terms Not Otherwise Defined in This Release:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or natural gas liquids.
Bcf. Billion cubic feet of natural gas.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.
Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
Initial production rate. Test rate of initial production of a natural gas or oil well over a 24-hour period after completion and clean-up of water and other non-hydrocarbons.
GAAP. Generally accepted accounting principles in the United States.
Mbl. Thousand barrels of oil, condensate or natural gas liquids.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.
MMBbl. Million barrels of oil, condensate or natural gas liquids.
MMBtu. Million British thermal units.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.
NGLs. Natural gas liquids.
Reserve life index. This index is calculated by dividing year-end proved 2007 reserves by projected 2008 production (based on mid-point of current guidance) of 8.3 Bcfe to estimate the number of years of remaining production.
/d. “Per day” when used with volumetric units or dollars.
Supplemental Non-GAAP Financial Measures
This release contains certain financial measures that are non-GAAP measures. The company has provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP that are presented in this release.
Adjusted Net Income and Adjusted General and Administrative Expenses
This release contains the non-GAAP financial measures of adjusted net income and adjusted general and administrative expenses (“G&A”). The amounts included in the calculation of these measures are computed in accordance with GAAP. We believe these measures are useful to investors because they may provide readers with a meaningful measure of the company’s profitability before incurring certain non-recurring, cash and non-cash expenses related to the company’s IPO and before realizing certain tax benefits. Our reconciliation of these measures to net (loss) income for the fourth quarter and full year 2007 is included in the following tables.

The following table provides a reconciliation of net income before the income tax benefit to adjusted net income, excluding non-recurring G&A and the income tax benefit for the quarter and year ending December 31, 2007 (in thousands):

	Three Months Ended	Year Ended
	December 31, 2007	December 31, 2007

Net (loss) income	$(1,793)	$2,709
Income tax benefit	(2,791)	(2,791)
Share-based compensation related to IPO	3,870	3,870
Cash incentive compensation related to IPO	500	1,000
Cash incentive compensation related to taxes	2,379	3,031

Adjusted net income	$2,165	$7,819
Adjusted net income (per diluted share)	$0.12	$0.70

The following table provides a reconciliation of G&A expenses to adjusted G&A expenses for the quarter and year ending December 31, 2007 (in thousands):

	Three Months Ended	Year Ended
	December 31, 2007	December 31, 2007

General and administrative expenses	$8,562	$12,667
Share-based compensation related to IPO	(3,870)	(3,870)
Cash incentive compensation related to IPO	(500)	(1,000)
Cash incentive compensation related to taxes	(2,379)	(3,031)

Adjusted general and administrative expenses	$1,813	$4,766
Adjusted general and administrative expenses (per Mcfe)	$1.13	$0.90

PV-10
The following table shows our reconciliation of our PV-10 to our standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with GAAP). PV-10 is our estimate of the present value of future cash flows from estimated proved gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future cash flows are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating gas and oil companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

As of December 31,
2007
(in thousands)

PV-10	$345,656
Less income taxes
Undiscounted income taxes	285,384
10% discount factor	(155,688)

Future discounted income taxes	129,696

Standardized measure of discounted future net cash flows	$215,960

EBITDAX
EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities.
We define EBITDAX as net income, plus (1) exploration and impairment expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) change in fair value of commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP.
Our EBITDAX measure provides additional information that may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other readers of the company’s consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

     The following table provides a reconciliation of net (loss) income to EBITDAX (in thousands):

					Pro Forma(1)
	Three Months Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31
	2007	2006	2007	2006	2007	2006
Net (loss) income	$(1,793)	$2,393	$2,709	$21,202	$7,224	$27,864
Exploration and impairment	517	634	1,150	2,198	1,150	2,198
Depletion, depreciation and amortization	3,881	3,782	13,098	14,551	17,107	20,934
Stock based compensation expense	4,471	—	4,646	34	4,646	34
Change in fair value of commodity derivatives	1,520	474	3,637	(8,668)	3,637	(8,668)
Interest expense	2,157	1,047	5,219	3,814	5,219	3,814
Income taxes	(3,238)	1,457	(108)	11,756	2,287	15,670

EBITDAX	$7,515	$9,787	$30,351	$44,887	$41,270	$61,846

(1)	Gives effect to our acquisition of the Neo Canyon interest as if it occurred on January 1, 2006.
Contact:
J. Ross Craft
Steven P. Smart
J. Curtis Henderson
Approach Resources Inc.
(817) 989-9000
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